Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We have issued our report dated March 13, 2012, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Old Second Bancorp, Inc. on Form 10-K for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Old Second Bancorp, Inc. on Form S-8 (File No. 333-38914, effective June 9, 2000; File No. 333-137261, effective September 12, 2006; File No. 333-137262, effective September 12, 2006; and File No. 333-151794, effective June 20, 2008) and Form S-3 (File No. 333-31049, effective August 6, 1997; File No. 333-105421, effective June 25, 2003; File No. 333-158715, effective April 23, 2009; and File No. 333-166806, effective May 26, 2010).

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC

Chicago, Illinois
March 13, 2012